Exhibit 99.12

PROTEON THERAPEUTICS, INC.
FIRST AMENDMENT TO SUBSCRIPTION AGREEMENT

This FIRST AMENDMENT TO SUBSCRIPTION AGREEMENT (this “Amendment”), amending the Subscription Agreement by and between PROTEON THERAPEUTICS, INC., a Delaware corporation (the “Company”), and the persons and entities listed on Schedule I attached thereto (“Purchasers”) dated as of September 23, 2019 (the “Purchase Agreement”), is entered into as of November 19,  2019 by and among the Company, ArTara Therapeutics, Inc. and the undersigned Purchasers. Capitalized terms used herein which are not defined herein shall have the definition ascribed to them in the Purchase Agreement.

RECITALS

WHEREAS, the Company and the Purchasers have previously entered into the Purchase Agreement;

WHEREAS, in order for the combined company to comply with the listing requirements of the Nasdaq Capital Market following the consummation of the transactions contemplated by the Merger Agreement, the parties desire for certain Securities to be issued and sold by ArTara Therapeutics, Inc. immediately prior to the Effective Time in lieu of being issued and sold pursuant to the Purchase Agreement immediately following the Effective time;

WHEREAS, Section 12.01 of the Purchase Agreement provides that the Purchase Agreement may be amended with the written consent of (i) the Company and (ii) the Purchasers holding, or having the right to purchase at the Closing, a majority of the Securities purchased or to be purchased thereunder (calculated on an as-converted to Common Stock basis) (the “Requisite Purchasers”); and

WHEREAS, the undersigned constitute the Company and the Requisite Purchasers.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.             Addition of ArTara Therapeutics, Inc. as Party; Joinder.  In connection with this Amendment, ArTara Therapeutics, Inc. (“ArTara” or “Joining Party”), a Delaware corporation shall become a party to the Purchase Agreement. With effect from the date hereof, the Joining Party acknowledges and agrees to be bound by all provisions of the Purchase Agreement in so far as they impose obligations on ArTara or give rights or benefits to the Purchaser of the ArTara Common Stock (defined below) and shall be and become a party to the Purchase Agreement with respect to the sale and issuance of the ArTara Common Stock in accordance with the Purchase Agreement, as amended by this Amendment.

2.             Amendment to Recital Language. The recitals in the Purchase Agreement are hereby amended and restated in their entirety as follows:

“WHEREAS, the Company, ArTara Therapeutics, Inc. and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission (the “Commission”) under the 1933 Act;

WHEREAS, (i) the Company desires to sell to certain of the Purchasers, and such Purchasers desire to purchase from the Company, (x) up to $27,200,000.00 of shares of Series 1 Convertible Non-Voting Preferred Stock of the Company, par value $0.001 per share (the “Series 1 Preferred Stock”), having the relative rights, preferences, limitations and powers set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series 1 Convertible Non-Voting Preferred Stock, in the form attached hereto as Exhibit A (the “Certificate of Designation”) at a purchase price equal to the Series 1 Preferred Stock Purchase Price (defined below); and (y) up to $13,300,000.00  (the “Common Maximum Amount”) of shares of Common Stock of the Company, par value $0.001 (the “Common Stock”) at a purchase price equal to the Common Stock Purchase Price (defined below), and (ii) ArTara desires to sell to certain of the Purchasers and such Purchaser desires to purchase from ArTara $2,000,000 of shares of Common Stock of ArTara, par value $0.0001 (the “ArTara Common Stock”) at a purchase price equal to the ArTara Common Stock Purchase Price (defined below), each in accordance with the terms and provisions of this Agreement.”

3.             Restatement of Section 1.01 of the Purchase Agreement.  Section 1.01 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“1.01      The Company has authorized the sale and issuance of shares of Series 1 Preferred Stock and Common Stock on the terms and subject to the conditions set forth in this Agreement. ArTara has authorized the sale and issuance of the shares of ArTara Common Stock on the terms and subject to the conditions set forth in this Agreement.  The shares of Series 1 Preferred Stock, Common Stock and ArTara Common Stock sold hereunder at the Closing (as defined below) shall be referred to as the “Securities.””

4.             Restatement of Section 2.01 of the Purchase Agreement.  Section 2.01 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“2.01     Closing Securities.  Upon the terms and subject to the conditions herein contained, (x) the Company agrees to sell to each Purchaser, and each Purchaser agrees to purchase from the Company, at a closing to occur immediately following the Effective Time (as such term is defined in that certain Agreement and Plan of Merger and Reorganization by and among the Company, REM 1

Acquisition, Inc. and ArTara Therapeutics, Inc., dated as of the date hereof (the “Merger Agreement”)), that number of Securities set forth opposite such Purchaser’s name on the Schedule of Purchasers under the heading “Company Closing Shares” for the purchase price to be paid by each Purchaser set forth opposite such Purchaser’s name on the Schedule of Purchasers, and (y) ArTara agrees to sell to each Purchaser, and each Purchaser agrees to purchase from ArTara, at a closing to occur immediately prior to the Effective Time, that number of Securities set forth opposite such Purchaser’s name on the Schedule of Purchasers under the heading “ArTara Closing Shares” for the purchase price to be paid by each Purchaser set forth opposite such Purchaser’s name on the Schedule of Purchasers (the “ArTara Closing”).  The closings referred to in clauses (x) and (y) of the first sentence of this Section 2.01 shall be referred to together herein as the “Closing” and the date of the Closing shall be referred to herein as the “Closing Date.””

5.             Amendment of Section 7.01 of the Purchase Agreement.  The first paragraph of Section 7.01 is amended by adding the following second sentence:

“Notwithstanding the foregoing, the conditions set forth in Section 7.01(h), (i), (j) and (l) shall not be applicable with respect to any Purchaser in the ArTara Closing.”

6.             Amendment of Section 7.02 of the Purchase Agreement.  The first paragraph of Section 7.02 is amended by adding the following second sentence:

“Notwithstanding the foregoing, the conditions set forth in Section 7.02(d) and (e) shall not be applicable with respect to the ArTara Closing.”

7.             Additional Definition in Section 11 of the Purchase Agreement.  The following defined term is hereby added to Section 11 of the Purchase Agreement:

“ArTara Common Stock Purchase Price” shall mean the Common Stock Purchase Price multiplied by the Exchange Ratio.

8.             Replacement of Schedule I. The Schedule of Purchasers attached as Schedule I to the Purchase Agreement is hereby replaced, in its entirety, with the Schedule of Purchasers attached as Schedule II to this Amendment.

9.             Effect of Amendment.  Except as expressly modified by this Amendment, the Purchase Agreement shall remain unmodified and in full force and effect.

10.          Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles.

11.          Counterparts.  This Amendment may be executed in any number of counterparts and signatures delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

COMPANY:	PURCHASERS:

PROTEON THERAPEUTICS, INC.	667, L.P.

By: BAKER BROS. ADVISORS LP,
/s/ Timothy P. Noyes	management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner
Name: Timothy P. Noyes
Title: President and Chief Executive Officer

	By:	/s/ Scott Lessing
Name: Scott Lessing
Title: President

JOINING PARTY:	BAKER BROTHERS LIFE SCIENCES, L.P.

ARTARA THERAPEUTICS, INC.	By: BAKER BROS. ADVISORS LP,

management company and investment adviser to BAKER BROTHERS LIFE SCIENCES, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to BAKER BROTHERS LIFE SCIENCES, L.P., and not as the general partner

/s/ Jesse Shefferman
Name: Jesse Shefferman Title: CEO

	By:	/s/ Scott Lessing
Name: Scott Lessing
Title: President

DRW VENTURE CAPITAL, LLC

	By:	/s/ David B. Nelson
Name: David B. Nelson
Title: Vice President

Schedule II

SCHEDULE OF PURCHASERS

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